UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 24, 2013

KIWIBOX.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 42nd Street, Suite 3210, New York, New York 10036
(Address of principal executive offices) (Zip Code)

(212) 239-8210

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into Material Definitive Agreement

On September 24, 2013, Registrant signed an Equity Purchase Agreement (the “Acquisition Agreement”) to acquire Interscholz Internet Services GmbH and Co. KG, a German limited liability company, and all of the equity of its general partner, Inerscholz Beteiligungs GmbH (collectively, “Interscholz”) from Andre Scholz, the President and Chief Executive Officer of Registrant. Upon consummation, Registrant’s wholly-owned German subsidiary, KWICK! Community GmbH and Co. KG (“KWICK!”), also a party to the Acquisition Agreement, shall hold the legal title to the equity of Interscholz. The Closing of the Acquisition Agreement is scheduled to take place on or about September 30, 2013, with an effective date of July 1, 2013.

Pursuant to the terms of the Acquisition Agreement, Registrant, through its subsidiary, KWICK!, shall acquire all of Seller’s right, title and interest in and to all of the assets and properties, tangible and intangible, owned, held or used in connection with Interscholz’s international telecommunications business, headquartered in Town of Leonberg, Federal Republic of Germany. Pursuant to the Acquisition Agreement, Registrant will pay a purchase price of 1 million Euros, or approximately $1,350,000, payable on or before November 15, 2013. In addition to containing the customary representations and warranties, the Acquisition Agreement provides for the licensing of the use of the trade name “Interscholz” for a ten-year term, restricted in such usage to Class 38 (telecommunications field) and Class 42 (scientific and technological services and research and design relating thereto; industrial analysis and research services; design and development of computer hardware and software) of the Nice Classification.

Registrant’s Board of Directors considered the historical revenues and earnings of Interscholz, its potential to expand its business and its synergies with Registrant’s social media businesses, and concluded that such a strategic acquisition would diversify Registrant’s business operations and that, at the negotiated purchase price, was fair and reasonable and in the best interests of the Registrant and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIWIBOX.COM, INC.

	By:	/s/ Craig Cody
Craig Cody
Chief Financial Officer

Date: September 27, 2013